Exhibit 5.1

                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300




                                 April 18, 1997


Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 18, 1997, in connection with the registration under the Securities Act of 1933, as amended, with respect to options to purchase 390,000 shares your Common Stock.

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares. It is our opinion that the additional shares, when issued and sold in the manner referred to in the Stock Plan and pursuant to the agreement which accompanies the Stock Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                     Sincerely,


                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation


                                     /S/ WILSON SONSINI GOODRICH & ROSATI